Exhibit 21.1

The following is a list of subsidiaries of the registrant. The list omits some subsidiaries which, in the aggregate, would not constitute a significant subsidiary.

Name	Jurisdiction of Organization
Assistances Controles Technologies	France
Controles Industriels de L'entang	France
GMA Aeronautica S.L.U.	Germany
GMA Holding B.V.	The Netherlands
GMA Werkstoffprufung GmbH	Germany
Mistras Arizona Inspection Services LLC	Delaware
Mistras Canada, Inc.	Canada
Mistras Group B.V.	The Netherlands
Mistras Group BVBA	Belgium
Mistras Group Holding GmbH	Germany
Mistras Group Hellas A.B.E.E.	Greece
Mistras Group Limited	England and Wales
Mistras Group SAS	France
Mistras International Holdings Inc.	Delaware
Mistras KAA Partners Inc.	Canada
Mistras Mexico Holdings Inc.	Delaware
Mistras Onstream S. de R.L. de C.V.	Mexico
Mistras Quebec Holdings Inc.	Canada
Mistras Ropeworks Training LLC	Delaware
Mistras Services Inc.	Canada
Mistras South America Ltda.	Brazil
Mistras Western Canada Holdings Inc.	Canada
MWC Management Inc.	Canada
NDT do Brasil Ltd.	Brazil
Onstream Pipeline Inspection Services Inc.	Canada
Physical Acoustics India Private Ltd.	India
Quality Services Laboratories, Inc. (1)	Delaware
QSL NDT Inc.	Delaware
QSL Quebec Inc.	Canada
R.A.C. Group Inc.	Canada
Rope Access Calgary Inc.	Canada

(1) Also does business under the names QSL and QSL Plus.